Insituform Technologies, Inc. Completes Acquisition of
                             Kinsel Industries, Inc.

Chesterfield, MO - February 28, 2001 - Insituform Technologies, Inc. ("Insituform") (NASDAQ National Market: INSUA) announced today that it has completed the acquisition of Kinsel Industries, Inc. ("Kinsel"), a Houston, Texas, company, as referenced in its previous announcement on January 16, 2001. The purchase price was $80 million, consisting of $15.35 million in cash and notes and the balance in Insituform's stock.

Anthony W. (Tony) Hooper, Chairman of the Board, President and Chief Executive Officer of Insituform, stated that, "We are very pleased to have completed this transaction. It is our plan to immediately offer our customers the broader array of rehabilitation products now handled by the combined company. With this addition, we will be able to better satisfy the full range of customer needs. We continue to expect the Kinsel acquisition to be a positive contributor to Insituform's growth."

Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and other underground piping systems without digging and disruption. More information about Insituform can be found on its Internet site at www.insituform.com.
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This press release contains forward-looking statements, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors which could affect results include, among others, the competitive environment for Insituform's products and services, the geographical distribution and mix of Insituform's work, and other factors set forth in reports and documents filed by Insituform with the Securities and Exchange Commission from time to time. Please use caution and do not place reliance on forward-looking statements.

CONTACT:  Insituform Technologies, Inc.
          Joseph A. White, Vice President and CFO
          (636) 530-8000